FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-195164-03

From: Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI)
Subject: Fwd:***WFCM 2014-LC18 *PRICING SPOTS*
WFCM 2014-LC18 *PRICING SPOTS*

Treasuries	Swap	Spreads
2YR	99-29 1/4 2YR	23.50
3YR	100-02 1/4 3YR	19.50
5YR	99-29 4YR	21.25
7YR	100-03+ 5YR	14.25
10YR	101-13+ 6YR	13.25
30YR	105-04 7YR	9.00
8YR		11.75
9YR		13.00
10YR		12.25
12YR		25.50

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and
Exchange Commission (‘‘SEC’’) (SEC File No. 333-195164) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing
wfs.cmbs@wellsfargo.com.

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If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you many obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see
https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see:
https://www.wellsfargo.com/com/disclaimer/wfsjb4.